Exhibit (n)(2)

AMENDED AND RESTATED MULTIPLE CLASS PLAN FOR THE NUVEEN
LIFECYCLE FUNDS AND THE NUVEEN LIFECYCLE INDEX FUNDS
OF THE TIAA-CREF FUNDS

A.	Introduction

The Nuveen Lifecycle Funds and the Nuveen Lifecycle Index Funds are each a group of series of the TIAA-CREF Funds (the “Trust”), which is a statutory trust established under Delaware law. The Nuveen Lifecycle Funds (the “Lifecycle Funds”) and the Nuveen Lifecycle Index Funds (“Lifecycle Index Funds”) (collectively, the “Funds”) are different from the other series of the Trust in that they are generally managed with a specific target retirement date and they adjust their allocations to more conservative investments as that date approaches. As the classes of the Funds have different features than the corresponding classes of the other series of the Trust, they have adopted their own Multi-Class Plan (the “Plan”) pursuant to Rule 18f-3 of the Investment Company Act of 1940, as amended (the “1940 Act”).

The Trust’s Declaration of Trust provides for the Trust to issue shares of beneficial interest in an unlimited number of series, with each series representing a fractional undivided interest in a separate designated investment portfolio. The Declaration of Trust also provides that the shares of each series, or of certain designated series, may be divided into various classes that vary as permitted by Rule 18f-3. Nuveen Fund Advisors, LLC (“Advisors”) is the Funds’ investment adviser and Nuveen Securities, LLC (“Nuveen Securities”) is the Funds’ principal underwriter and distributor. TIAA-CREF Individual & Institutional Services, Inc. (“Services”) serves as a dealer in the distribution of certain classes of shares of the Funds.

This Multiple Class Plan (the “Plan”) is adopted by the Trust pursuant to Rule 18f-3(d) of the 1940 Act, with respect to each of the series identified on the chart comprising Exhibit A.

Each Fund may be divided into as many as five classes of shares of beneficial interest (“Shares”), designated as Class R6, Retirement Class, Class A, Premier Class and Class I, respectively. Each Class of Shares of a Fund is offered pursuant to different shareholder services and/or distribution arrangements or by different intermediaries and, except as outlined below, represents interests in the same investment portfolio of the Fund and has the same rights, preferences, voting powers, restrictions and limitations.

B.	General Description of Classes Offered

Class R6 Shares

Class R6 Shares are offered only to certain categories of investors as set forth in the Funds’ Class R6 Prospectuses.

Class R6 Shares are offered without a distribution plan or expenses for distribution or promotion. None of the expenses and costs of distributing or promoting Class R6 Shares will be paid out of Fund assets. Instead, such expenses and costs may be paid by Advisors, Nuveen Securities, Services or other entities.

Class R6 Shares bear the expenses attributable to the Class as described below under “Income and Expense Allocation” (“Class Expenses”).

Retirement Class Shares

Retirement Class Shares are offered only to certain categories of investors as set forth in the Funds’ Retirement Class Prospectuses.

Retirement Class Shares are offered without a distribution plan or expenses for distribution or promotion. None of the expenses and costs of distributing or promoting Retirement Class Shares will be paid out of Fund assets. Instead, such expenses and costs may be paid by Advisors, Nuveen Securities, Services or other entities. Retirement Class Shares may bear some of Services’ or other intermediaries’ expenses for shareholder services in the nature of “personal service” or “maintenance of shareholder accounts” (as used in FINRA Rule 2341) to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

Retirement Class Shares also bear their Class Expenses, including paying Advisors for certain administrative costs associated with offering Retirement Class Shares on retirement plan platforms. This annual fee of 0.25% of average daily net assets attributable to Retirement Class Shares may be, in turn, paid by Advisors to Services or other intermediaries that provide such administrative functions to Retirement Class shareholders.

Class A Shares

Class A Shares are offered only to the categories of investors set forth in the Funds’ Class A Prospectuses. Class A Shares generally are available to all investors except those otherwise qualified to purchase Class R6, Retirement Class or Premier Class Shares.

The Trust has adopted a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act with respect to Class A Shares. Under the Distribution Plan, the Funds may compensate Nuveen Securities for certain distribution-related and other expenditures made on behalf of Class A Shares (or on behalf of a Fund as a whole) at an annual rate of 0.25% of average daily net assets attributable to Class A Shares. Additionally, Class A Shares may bear some expenses of Services, Nuveen Securities or other entities for shareholder services in the nature of “personal service” or “maintenance of shareholder accounts” (as used in FINRA Rule 2341) to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

Class A Shares also bear their Class Expenses, including the expense of paying fees to the Trust’s transfer agent for certain administrative costs of maintaining shareholder accounts.

Premier Class Shares

Premier Class Shares are offered only to the categories of investors set forth in the Funds’ Premier Class Prospectuses.

The Trust has adopted a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act with respect to Premier Class Shares. Under the Distribution Plan, the Funds compensate Nuveen Securities for certain distribution-related and other expenditures made on behalf of Premier Class

Shares (or on behalf of a Fund as a whole) at an annual rate of 0.15% of average daily net assets attributable to Premier Class Shares. Additionally, Premier Class Shares may bear some expenses of Services, Nuveen Securities or other entities for shareholder services in the nature of “personal service” or “maintenance of shareholder accounts” (as under in FINRA Rule 2341) to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

Premier Class Shares also bear their Class Expenses, including the expense of paying fees to the Trust’s transfer agent for certain administrative costs of maintaining shareholder accounts.

Class I Shares

Class I Shares are offered only to certain categories of investors as set forth in the Funds’ Class I Prospectuses.

Class I Shares are offered without a distribution plan or expenses for distribution or promotion. None of the expenses and costs of distributing or promoting Class I Shares will be paid out of Fund assets. Instead, such expenses and costs may be paid by Advisors, Nuveen Securities, Services or other entities. The Funds may compensate financial intermediaries or other agents subject to certain maximum rates for shareholder services provided to Class I Shares to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

Class I Shares also bear their Class Expenses, including the expense of paying fees to the Trust’s transfer agent for certain administrative costs of maintaining shareholder accounts.

Additional Classes of Shares

The Board of Trustees has the authority to create additional classes, or change features of existing classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

C.	Income and Expense Allocation

Except for Class Expenses, all expenses incurred by a Fund are allocated among the Class R6 Shares, the Retirement Class Shares, the Class A Shares, the Premier Class Shares and the Class I Shares based on the net assets of the Fund attributable to each class. Among other things, Class Expenses include:

1.	transfer agency fees, distribution fees and expenses payable pursuant to a Distribution Plan and shareholder servicing expenses identified as being attributable to a specific class of Shares or payable pursuant to a Shareholder Servicing Plan.

2.	state securities registration or notification fees incurred by a specific class of Shares.

3.	Securities and Exchange Commission (“SEC”) registration fees incurred by a specific class of Shares.

4.	accounting, audit and tax expenses relating to a specific class of Shares.

5.	fees and other payments made to service providers for holders of a particular class of Shares, including maintenance of individual brokerage accounts and custody accounts as well as related and unrelated dividend disbursing and sub-accounting services.

6.	the expenses of administrative personnel and services required to provide recordkeeping and support the holders of a specific class of Shares.

7.	litigation or other legal expenses relating only to one class of Shares.

8.	trustees’ fees incurred as a result of time spent addressing issues relating only to a specific class of Shares.

9.	legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current holders of a specific class of Shares.

10.	such other expenses actually incurred in a different amount by a class or related to a class’s receipt of services of a different kind or to a different degree than other classes.

Expenses of a Fund allocated to a particular class of Shares of that Fund are borne on a pro rata basis by each outstanding Share of that class. Income, realized and unrealized capital gains and losses, and expenses not allocated to a specific class, are allocated to each class of Shares of a Fund on the basis of the net asset value of that class in relation to the entire net asset value of the Fund.

D.	Exchange Privileges

Class R6 Shares of any Fund may be exchanged for or acquired through an exchange of Class R6 Shares of any other Fund, other series of the Trust or other investment products, as provided for in the Funds’ Class R6 Prospectus and/or in materials provided by retirement plan or other plan providers.

Retirement Class Shares of any Fund may be exchanged for or acquired through an exchange of Retirement Class Shares of any other Fund, other series of the Trust or other investment products, as provided for in the Funds’ Retirement Class Prospectus and/or in materials provided by retirement plan or other plan providers.

Class A Shares of any Fund may be exchanged for or acquired through an exchange of Class A Shares of any other Fund, other series of the Trust or other investment products, as provided for in the Funds’ Class A Prospectuses and/or in materials provided by retirement or other plan providers

Premier Class Shares of any Fund may be exchanged for or acquired through an exchange of Premier Class Shares of any other Fund, other series of the Trust or other investment products, as provided for in the Funds’ Premier Class Prospectuses and/or in materials provided by retirement or other plan providers.

Class I Shares of any Fund of the Trust may be exchanged for or acquired through an exchange of Class I Shares of any other Fund of the Trust or other investment products, as provided for in the Funds’ Class I Prospectuses.

These exchange privileges may be modified or terminated by the Trust to the extent permitted by SEC rules or policies, and exchanges may be made only into funds or other products that are legally available for sale in the investor’s state of residence.

E.	Voting Rights

Each Share Class has exclusive voting rights with respect to matters that exclusively affect that class. For example, the Premier Class is the only class of the Funds with the right to vote on issues related to its Distribution Plan, while Class A is the only class of the Funds with the right to vote on issues related to its distinct Distribution Plan.

F.	Class Designation

Subject to appropriate approval by the Board of Trustees, the Trust may alter the nomenclature for the designation of one or more of the classes of Shares of the Funds.

G.	Additional Information

This Plan is qualified by and subject to the terms of the current Funds’ Prospectuses for the applicable Classes; provided, however, that none of the terms set forth in any such Prospectuses shall be inconsistent with the terms of the Classes contained in this Plan. The Prospectuses for the Funds contain additional information about the Classes, the Funds and the Trust’s multiple class structure.

H.	Date of Effectiveness

After approval by a majority of the Board of Trustees, including a majority of the independent Trustees, the previous version of this Plan became effective on September 30, 2025. This Plan has been amended and restated, as of August 1, 2026, to incorporate certain non-material changes.

EXHIBIT A

Nuveen Lifecycle 2010 Fund

Nuveen Lifecycle 2015 Fund

Nuveen Lifecycle 2020 Fund

Nuveen Lifecycle 2025 Fund

Nuveen Lifecycle 2030 Fund

Nuveen Lifecycle 2035 Fund

Nuveen Lifecycle 2040 Fund

Nuveen Lifecycle 2045 Fund

Nuveen Lifecycle 2050 Fund

Nuveen Lifecycle 2055 Fund

Nuveen Lifecycle 2060 Fund

Nuveen Lifecycle 2065 Fund

Nuveen Lifecycle 2070 Fund

Nuveen Lifecycle Retirement Income Fund

Nuveen Lifecycle Index 2010 Fund

Nuveen Lifecycle Index 2015 Fund

Nuveen Lifecycle Index 2020 Fund

Nuveen Lifecycle Index 2025 Fund

Nuveen Lifecycle Index 2030 Fund

Nuveen Lifecycle Index 2035 Fund

Nuveen Lifecycle Index 2040 Fund

Nuveen Lifecycle Index 2045 Fund

Nuveen Lifecycle Index 2050 Fund

Nuveen Lifecycle Index 2055 Fund

Nuveen Lifecycle Index 2060 Fund

Nuveen Lifecycle Index 2065 Fund

Nuveen Lifecyle Index 2070 Fund

Nuveen Lifecycle Index Retirement Income Fund